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THOMPSON   BRUSSELS  CINCINNATI   CLEVELAND  COLUMBUS   DAYTON  NEW YORK  WASHINGTON, D.C.
         HINE
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                                 April 29, 2004

Access Variable Annuity Trust
475 Hickorynut Ave.
Oldsmar, FL  34677

      Re: Access Variable Annuity Trust, File Nos. 333-103393 and 811-21312

Gentlemen:

     This letter is in response to your request for our opinion in connection with the filing of Post-Effective Amendment No. 2 to the Registration Statement, File Nos. 333-103393and 811-21312 (the "Registration Statement"), of Access Variable Annuity Trust (the "Trust").

         We have examined a copy of the Trust's Agreement and Declaration of Trust, the Trust's By-laws, the Trust's record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

                  Based upon the foregoing, we are of the opinion that, after Post-Effective Amendment No. 2 is effective for purposes of applicable federal and state securities laws, the shares of Wells S&P REIT IndexSM Portfolio, Shepherd Opportunity Growth Portfolio, Potomac Dow 30SM Plus Portfolio, Potomac OTC Plus Portfolio, Potomac Mid Cap Plus Portfolio, Potomac Small Cap Plus Portfolio, Potomac OTC/Short Portfolio, Potomac Small Cap/Short Portfolio, Potomac U.S./Short Portfolio, Target Multi-Cap 100 Portfolio, PMFM Managed Portfolio and Access U.S. Government Money Market Portfolio (the "Funds"), each a series of the Trust, if issued in accordance with the then current Prospectus and Statement of Additional Information of the Funds, will be legally issued, fully paid and non-assessable.

         We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 2 to the Registration Statement.

                                                     Very truly yours,

                                                     /s/Thompson Hine LLP

                                                     THOMPSON HINE LLP